UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

        March 9, 2005
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, including zip code)

        (856) 424-6886
(Registrant's Telephone Number, including area code)

            N/A
(Former name or former address, if changed since last report)

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

As a result of the organizational changes and cost structure adjustments inTEST Corporation (the "Company") has undertaken as part of the Company's continuing efforts to effectively meet the needs and expectations of the fluid ATE market, the Company will close its UK facility in Thame, Oxfordshire, England. The Company communicated this decision to the UK facility employees on March 9, 2005.

The Company expects it will incur severance costs ranging from $200,000 to $300,000 related to the closure of the facility. In addition, the Company has contractual obligations (consisting of lease commitments and real estate taxes) ranging from $700,000 to $800,000. The Company intends to seek a sublessor for the facility which would offset a portion of its continuing contractual obligations for the facility. Based upon these estimates, the total cost to close the Company's UK facility will range from approximately $900,000 to $1.1 million excluding the impact of potential future subletting of the office space. The Company expects to incur these costs during the first and second quarters of 2005.

The Company currently estimates that the closure of its UK facility will reduce its annual operating expense structure by approximately $1.6 million. The operating expenses incurred by the UK facility during 2004 were approximately $1.8 million. The Company expects to complete the closure of the UK facility during the second quarter of 2005. The Company committed to this action on March 9, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Secretary, Treasurer and Chief Financial Officer

Date:   March 14, 2005